Exhibit 99.1

2825 Airview Boulevard Kalamazoo, MI 49002
PRESS RELEASE

NUMBER:	2011-15
DATE:	May 16, 2011
CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269-385-2600

STRYKER ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

ORTHOVITA, INC. FOR $3.85 PER SHARE IN CASH

Kalamazoo, Michigan – May 16, 2011– Stryker Corporation (NYSE:SYK) announced today a definitive agreement to acquire Orthovita, Inc. (Nasdaq:VITA), a global developer and manufacturer of orthobiologic and biosurgery products through an all cash tender offer. Orthovita competes in the $5 billion orthobiologics market and is a global leader in synthetic bone grafts with its Vitoss™ product offering, and also competes in vertebral augmentation with its Cortoss™ product offering. In addition, the company’s Biosurgery business manufactures hemostasis products such as Vitagel™ which are designed to control intra-operative and post-operative bleeding. Combined, Orthovita’s product portfolio achieved sales of $95 million in 2010. The acquisition of Orthovita is highly complementary to Stryker’s existing orthobiologics offering, which is currently sold through multiple Stryker divisions.

Under the terms of the agreement, Orthovita shareholders will receive $3.85 for each outstanding Orthovita share of common stock. The value of the transaction is estimated at $316 million, based upon Orthovita’s 79 million fully diluted shares outstanding as well as net debt of $12 million.

“With this acquisition we are meaningfully expanding our orthobiologics product portfolio and strengthening our competitive position in key segments of the Spine, Orthopaedics and Biosurgery markets,” said Stephen P. MacMillan, Chairman, President and Chief Executive Officer of Stryker. “We believe the collective talent of our sizable sales forces across multiple franchises positions us to build on Orthovita’s success and accelerate sales growth.”

The boards of directors at Stryker and Orthovita have approved the transaction, and the board of directors of Orthovita resolved to recommend that Orthovita shareholders tender their shares to Stryker in the tender offer. In addition, shareholders holding approximately 14.5% of the outstanding shares of Orthovita common stock have entered into agreements with Stryker to support the transaction and to tender their shares in the offer.

The tender offer is scheduled to commence within 10 business days and is expected to close in the second quarter of 2011. The tender offer is subject to customary closing conditions, including the tender of a majority of the outstanding shares of Orthovita common stock on a fully diluted basis and the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period. Following the tender offer, Stryker will acquire the remaining outstanding shares of Orthovita common stock through a second step merger. Upon closing, the transaction is expected to be neutral to Stryker’s 2011 earnings per share excluding acquisition and integration-related charges.

Citi served as Stryker’s exclusive financial advisor in connection with this transaction.

Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For media inquiries please contact Emily Peck at Kwittken & Company, stryker@kwitco.com or 646-747-7149.

Additional Information

This communication is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares of Orthovita, Inc. common stock. The tender offer described herein has not yet been commenced. At the time the tender offer is commenced, Stryker Corporation will file a tender offer statement on a Schedule TO with the Securities and Exchange Commission (the “SEC”), and Orthovita, Inc. will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The solicitation of offers to buy shares of Orthovita, Inc. common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents. Orthovita, Inc. stockholders are strongly advised to read both the tender offer statement on Schedule TO, as it may be amended from time to time, and the solicitation/recommendation statement on Schedule 14D-9, as it may be amended from time to time, regarding the tender offer when they become available as they will contain important information, including the various terms of, and conditions to, the tender offer. Investors and stockholders may obtain free copies of these statements (when available) and other documents filed by Stryker Corporation and Orthovita, Inc. at the SEC’s website at www.sec.gov. In addition, the tender offer statement and related materials will be available for free at Stryker Corporation’s website at www.stryker.com or by directing such requests to Stryker Corporation (Investor Relations) at (269) 389-2600. The solicitation/recommendation statement and such other documents will be available by directing such requests to Nancy C. Broadbent, Senior Vice President and Chief Financial Officer at Orthovita, Inc. at (610) 640-1775 or (800) 676-8482.

This press release contains information that includes or is based on forward-looking statements that are subject to various risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for the Company’s products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for the Company’s products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; unfavorable resolution of tax audits; changes in financial markets; changes in the competitive environment; and the Company’s ability to consummate and integrate acquisitions, including the acquisition of Orthovita. Additional information concerning these and other factors are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT:

Katherine A. Owen

Vice President, Strategy and Investor Relations

269-385-2600